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                                                                   EXHIBIT 99.6

                             COMPANY CONTACTS:     Ernest W. Yankee, Ph.D.
                                                   EXECUTIVE VICE PRESIDENT
                                                   AVAX TECHNOLOGIES, INC.
                                                   (816) 960-1333

                              INVESTORS/MEDIA:     Olga Fleming/Lisa Bradlow
                                                   CPR FINANCIAL COMMUNICATIONS
                                                   (201) 641-2408

      AVAX TECHNOLOGIES' M-VAX-TM- CANCER VACCINE EXTENDS FIVE-YEAR OVERALL
            SURVIVAL IN PATIENTS WITH LYMPH NODE METASTATIC MELANOMA

- Data Gathered from a Larger Patient Population with Ten-Year Follow-Up Consistent with Previously Reported Data -
- New Findings Suggest Improved Survival Even After Patient Relapse -

       - DATA PRESENTED AT THE ANNUAL MEETING OF THE AMERICAN SOCIETY OF
                              CLINICAL ONCOLOGY -

KANSAS CITY, MO, MAY 23, 2000 -- AVAX TECHNOLOGIES, INC. (NASDAQ: AVXT) today announced the presentation of data at the 36th Annual Meeting of the American Society of Clinical Oncology (ASCO)(May 20-23) in New Orleans on the company's autologous cell vaccine (AC Vaccine-TM-) M-Vax-TM- for the treatment of metastatic melanoma. The data From additional studies confirm and expand the results of a study published in 1997 showing that M-Vax increases the survival rate of patients with advanced Stage III melanoma, even after disease recurrence.

The trials, which began in 1989, include 214 patients. All had melanoma with large (at least 3 cm diameter) regional lymph node metastases. Following removal of the lymph node masses, patients were treated with M-Vax by one of four dosage-schedules. The median follow-up time for these patients is 4.4 years, and the longest is over 10 years. Fifty-four patients have been observed for five years or more. M-Vax caused no major side effects.

The overall five-year survival rate from all these trials for patients with spread of melanoma to one nodal area was 50%, versus historical five-year survival rates of approximately 20-25% for patients treated with surgery alone. Of note, this group included high-risk patients with clinical features usually associated with poor prognosis, such as in-transit metastases, tumor masses that spread to the skin between the primary site and the lymph node. Another high-risk group treated in this study included patients with spread of melanoma to two nodal areas. In this group, the five-year survival was 35%, versus an historical 10% five-year survival rate when patients are treated with lymph node surgery alone.

A second major finding of these studies was that patients who developed an immune response against their melanoma following administration of M-Vax had a far better outcome: 65% survived five years, compared to 32% who did not develop immunity. The response was measured by performing a delayed-type hypersensitivity (DTH) skin test using the patients' own melanoma cells. A positive DTH reaction was also associated with increased overall survival even in patients who had relapsed: 38% of relapsed patients survived five years if they had developed anti-melanoma immunity as a result of vaccine treatment. These findings highlight the immunologic activity of M-Vax, suggesting that the vaccine is training the patient's immune system to attack their own cancer. In addition, the ability to produce positive immunologic endpoints is viewed as an advantage by many researchers, since achieving such endpoints not only validates the immunologic activity of the therapy, but may also provide an early indication of whether such therapy will be clinically active.

                                    - over -

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AVAX TECHNOLOGIES' M-VAX-TM- CANCER VACCINE EXTENDS FIVE-YEAR OVERALL SURVIVAL
IN PATIENTS WITH LYMPH NODE METASTATIC MELANOMA
                                     PAGE 2

The studies were conducted by David Berd, M.D., principal investigator, inventor of the AC Vaccine, and Professor of Medicine, Kimmel Cancer Center, Thomas Jefferson University. Dr. Berd commented, "This study has allowed us to determine the dose and injection schedule of M-Vax that was most effective in inducing a DTH skin test response. We have utilized that dosage schedule for AVAX's pivotal trial, in which we are prospectively comparing M-Vax-TM- with the standard post-surgical treatment for Stage III melanoma, alpha interferon."

Berd added, "It is important to note that even patients who develop recurrent melanoma following administration of M-Vax may enjoy prolonged survival if they develop immunity to their cancer:"

Jeffrey M. Jonas, M.D., President and CEO of AVAX Technologies, stated, "These data, which suggest enhanced survival even after patients experience a relapse, corroborate our initial published reports and provide strong rationale for the ongoing multi-center randomized trial comparing M-Vax with alpha interferon. We believe that the confirmation of our earlier findings, showing the relationship between the ability of M-Vax to produce a positive DTH skin test and patient survival, serves to illustrate the robust immunologic activity of the AC Vaccine-TM- technology. It is our belief that autologous vaccines, which are made from a patient's own tumor cellS, provide potential therapies for patients with a wide variety of cancers. Therefore, we are also currently conducting several studies in patients with other types of tumors."

    To date, more than 350 patients have been treated with M-Vax with no serious adverse events having been found. M-Vax has received orphan drug status in the U.S., and is expected to become commercially available to patients in Australia in mid-2000. The AC Vaccine technology is also being evaluated in a multi-center Phase 2 trial in ovarian cancer (O-Vax-TM-), a Phase 1/2 equivalent trial in breast cancer with The University of Tokyo, and a Phase 1/2 trial in acute myelogenous leukemia (L-Vax-TM-) at the MD Anderson Cancer Center.

AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: autologous cell (AC) vaccines, topoisomerase inhibitors and anti-estrogens.

                                      # # #

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to develop successfully and commercialize its product candidates, including the ability to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, to obtain substantial additional funds, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31,1999. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.